UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐	Soliciting Material Under Rule 14a-12

INTERNATIONAL GAME TECHNOLOGY
(Name of Registrant as Specified in Its Charter)

ADER INVESTMENT MANAGEMENT LP

ADER LONG/SHORT FUND LP

DOHA PARTNERS I LP

ADER FUND MANAGEMENT LLC

ADER INVESTMENT MANAGEMENT LLC

JASON N. ADER

RAYMOND J. BROOKS, JR.

CHARLES N. MATHEWSON

DANIEL B. SILVERS

LAURA T. CONOVER-FERCHAK

ANDREW P. NELSON

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On February 12, 2013, Business Insider published an article relating to the Ader Group’s solicitation of proxies for the election of its director nominees at the 2013 annual meeting of stockholders of International Game Technology. A copy of such article is attached hereto as Exhibit I and is incorporated herein by reference.

Important Information

The Ader Group (whose members are identified below) has nominated Raymond J. Brooks, Jr., Charles N. Mathewson and Daniel B. Silvers (the “Ader Nominees”) as nominees to the board of directors of International Game Technology (the “Company”) and is soliciting votes for the election of the Ader Nominees as members of the board. The Ader Group has sent a definitive proxy statement, GOLD proxy card and related proxy materials to stockholders of the Company seeking their support of the Ader Nominees at the Company’s 2013 Annual Meeting of Stockholders. Stockholders are urged to read the definitive proxy statement and GOLD proxy card because they contain important information about the Ader Group, the Ader Nominees, the Company and related matters. Stockholders may obtain a free copy of the definitive proxy statement and GOLD proxy card and other documents filed by the Ader Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov. The definitive proxy statement and other related documents filed by the Ader Group with the SEC may also be obtained free of charge from the Ader Group.

The Ader Group consists of the following persons: Ader Investment Management LP, Ader Long/Short Fund LP, Doha Partners I LP, Ader Fund Management LLC, Ader Investment Management LLC, Jason N. Ader, Daniel B. Silvers, Andrew P. Nelson and Laura T. Conover-Ferchak. The members of the Ader Group and the Ader Nominees are participants in the solicitation from the Company’s stockholders of proxies in favor of the Ader Nominees. Such participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock. Information regarding the participants and their interests may be found in the definitive proxy statement of the Ader Group, filed with the SEC on January 25, 2013 and first disseminated to stockholders on or about January 28, 2013.

Certain information contained herein constitutes “forward-looking statements,” which can be identified by the use of forward-looking terminology such as “may,” “will,” “seek,” “should,” “expect,” “anticipate,” “project,” “estimate,” “intend,” “continue” or “believe” or the negatives thereof or other variations thereon or comparable terminology. Such statements are not guarantees of future performance or activities. Due to various risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements.

Exhibit I

Las Vegas Royalty Is Picking Sides In The War Between A Hedge Fund And A Slot Machine Juggernaut

Linette Lopez   Feb. 12, 2013, 9:47 AM

The city known for hosting epic championship fights in the boxing ring is gearing for a knock-down, drag-out fight in the boardroom.

Jason Ader is the founder of hedge fund Ader Investments, a former Wall Street casino stock analyst, and a board member of Las Vegas Sands Corporation. His hedge fund is also a major shareholder in gaming company IGT, the largest slot machine maker in the world.

It is Ader and his allies who will square off with IGT's management in a proxy battle that is forcing Las Vegas' casino industry royalty to chose sides or get out of the way.

Last month, IGT announced that it had received a letter of intent from Ader. In it, Ader proposed replacing four members of IGT's board — IGT said absolutely not.

Now, whether Ader wanted it or not (he says he didn't) he has a fight on his hands (check out his website, rescueigt.com here). He says he has two concerns with IGT, capital allocation and corporate governance. Ader's also willing to bring his original request for four board seats down to three to make the changes that he thinks will help the company.

Since Ader's letter was made public, IGT's stock has gone up 12.46%.

"All we were looking to do was put three directors on the board to help the company, and we're happy to work with the existing board however we can," Ader told Business Insider.

IGT's customers include some of the biggest names in the gambling world — the Steve Wynns, the Sheldon Adelsons — so everyone who is anyone in Las Vegas is watching this fight. Even Nevada Governor Bob Miller has taken a side against Ader. He sits on both IGT's and Wynn Resorts' boards.

According to the Las Vegas Review Journal, Ader has the proxy fight go-ahead from Las Vegas Sands chairman Sheldon Adelson, but the billionaire has decided to stay out of the fight..

Wynn, for his part, has decided to get involved.

"What's unique about this situation is that I'm not aware that there's ever been a proxy battle where a customer came out in support of a dissident group like Steve Wynn has," Ader said.

IGT isn't taking this laying down, of course. On February 1st IGT CEO Patti Hart and Chairman Phil Satre wrote a letter bashing Chuck Mathewson, one of Ader's board picks and a former Chairman of IGT.

From the Las Vegas Journal Review:

...the letter...spelled out how Mathewson, during his 17-year tenure as chairman and after he left the board, enjoyed a "lavish lifestyle" at the expense of the company and had an "old school" approach to corporate governance.

That absolutely infuriated Steve Wynn, an old friend of Mathewson's.

Here's Steve Wynn's statement on Mathewson and the battle (via Yahoo Finance):

"I have known Chuck Mathewson both as a business man and as a friend for over 30 years. My various companies have done business with him during his tenure as Chairman of IGT, and we have benefitted from his expertise and the leadership he brought to the position. I have also, during all of those years, had the opportunity to discuss a wide range of business opportunities and decisions with him and have steadily increased my respect for his maturity and judgment. He is a man of wide perspective and vision.

People who worked for him held him in the highest regard, as did every major company in the gaming industry with whom he dealt so successfully. It was during Chuck’s time at IGT that the company came into dominance as the principal supplier of slot machines in the United States. Since his departure the company has seemed to have lost that edge.

I am personally saddened by what appears to be a paid professional attempt to smear him. I’m left with the impression that such an effort is motivated by IGT’s current management’s attempt to distract shareholder attention from current performance."

Ader has also requested that distressed investor Raymond Brooks and Ader Investment President Daniel Silvers join the board along with Mathewson.

In a letter to shareholders dated February 7th, Ader said that he believes his nominees to the board will bring casino industry experience and more ownership representation to the body. The three board members he wants to replace all have prior relationships with management, and he claims they have no experience in the casino industry.

According to Ader's website, rescueigt.com, the Ader Group beneficially owns more than 100x the IGT stock than that of the three directors it seeks to replace (excluding stock options).

"A board that has expertise in gaming, a board that has expertise in financial markets... that's going to help all shareholders," Ader told Business Insider over the phone.

Ader and his allies also want to refocus IGT's business on the slot machines that made it profitable in the first place. He points to acquisitions like IGT's $500 million purchase of online gaming of DoubleDown as evidence of the board's overspending.

"IGT could have built something like DoubleDown for $50 to $60 million," Ader said. By he and his allies' estimation, IGT has made about $625 million worth of non-strategic acquisitions.

Yesterday, Ader took his argument to IGT employees in a letter, writing, "IGT employees own more than 6X the beneficial ownership of the current non-employee directors and, like all stockholders, deserve to be well-represented in the boardroom."

In response, IGT blocked Ader's rescueigt.com site from employees.

IGT's shareholder meeting is on March 5th. Until then, expect bobbing, weaving, and punches galore.